Exhibit 99.1

NEWS RELEASE

For further information, contact:	Matt Quantz, Manager - Corporate Communications
(337) 232-7028, www.petroquest.com

PETROQUEST ENERGY ANNOUNCES INITIAL PRODUCTION FROM LA CANTERA AND

UPDATES OPERATIONS AND FIRST QUARTER 2012 PRODUCTION GUIDANCE

LAFAYETTE, LA – March 21, 2012—PetroQuest Energy, Inc. (NYSE: PQ) announced today that the Company recently initiated production from its Thibodeaux #1 discovery well at its La Cantera prospect (NRI – 17%) in South Louisiana. The well is currently flowing at a gross daily rate of approximately 470 barrels of oil, 875 barrels of natural gas liquids and 23,000 Mcf of gas.

The Company is also drilling at approximately 13,000 feet on the Broussard Estates #2, an unbooked development location for its La Cantera prospect. The well is expected to reach total depth of 18,900 feet late during the second quarter of 2012 and the Company has an approximate 24% working interest in this high impact well. In addition, the Company plans to commence a 3D seismic survey acquiring data over its Thunder Bayou prospect during the second quarter of 2012.

In the Carthage Field in East Texas, where the Company completed three operated horizontal Cotton Valley wells during 2011 that averaged 950 MBOE ( 74% gas—22% NGL—4% oil) of estimated gross proved reserves per well, the Company is currently completing its fourth operated well (NRI—39%). The Company is drilling its fifth operated well (WI—50%) and plans to drill four additional operated horizontal Cotton Valley wells during 2012.

In northern Oklahoma, the Company continues to acquire Mississippian Lime acreage through leasing efforts and currently has approximately 33,800 net acres in the trend. The Company has completed drilling its first well that was designed to deliver core and log data through the objective Mississippian Lime interval and was then deepened to serve as a water injection well. Drilling is in progress on the Company’s initial horizontal well in Pawnee County (WI—48%). The well is expected to reach total depth in approximately two weeks with completion operations scheduled for mid-April. Multiple drilling locations are currently being prepared as the Company expects to bring a second rig into the trend in approximately two weeks with plans to drill approximately 12-15 Mississippian Lime wells during 2012.

In the Woodford, the Company is currently drilling two multi-well pads (4 well and 2 well) on the western flank of its acreage position where five wells have been drilled to date that averaged 830 MBOE (56% gas—44% NGL) of estimated gross proved reserves per well. The Company expects to begin processing natural gas liquids in approximately two weeks once a 21 mile pipeline to facilities has been completed. In total, the Company plans to drill and complete 20 to 25 operated Woodford wells during 2012 targeting liquids rich gas.

Production Guidance

The Company projects its first quarter 2012 production to average between 88 and 90 MMcfe per day, as compared to its original production guidance of 86 and 90 MMcfe per day. The Company expects first quarter 2012 production to be approximately 83% natural gas, 10% oil and 7% natural gas liquids.

Management’s Comment

“We are excited to initiate production from our La Cantera discovery in line with our stated expectations on both timing and rate. This marks the continuation of a growing list of discoveries the Company has made in South Louisiana and the shallow waters of the Gulf of Mexico. This production also represents the culmination of a long lead time project for PetroQuest that highlights our tremendous operational capabilities and the value of our Gulf Coast assets,” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “Beginning in 2003 we put in place a long-term business plan to diversify our reserves and production away from the Gulf Coast and Gulf of Mexico thus substantially extending our reserve life and patiently building core positions in resource projects where we could have impact and control our destiny. Our Gulf Coast and Gulf of Mexico discoveries have allowed us to utilize a resilient high margin stream of cash flow to minimize the need to dilute our shareholders. This strategy has been successful and we maintain a 3 to 5 year inventory of Gulf Coast and Gulf of Mexico liquids rich projects across the risk spectrum. These projects support our goal of reinvesting approximately 50% of the cash flow derived from this production stream to grow our non-Gulf Coast core assets.”

About the Company

PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, Wyoming, Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices and significantly depressed natural gas prices since the middle of 2008, the uncertain economic conditions in the United States and globally, the declines in the values of our properties that have resulted in and may in the future result in additional ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, changes in laws and regulations as they relate to our operations, including our fracing operations in shale plays or our operations in the Gulf of Mexico, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.

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